EXHIBIT 99.8

Consent of Allen & Company LLC, financial advisors

to Ticketmaster Entertainment, Inc.

Members of the Board of Directors

Ticketmaster Entertainment, Inc.

8800 Sunset Blvd.

West Hollywood, CA 90069

We hereby consent to (i) the inclusion of our opinion letter, dated February 10, 2009, to the Board of Directors of Ticketmaster Entertainment, Inc. as Annex G to the Joint Proxy Statement / Prospectus of Live Nation, Inc. forming part of this Registration Statement on Form S-4, and (ii) references made to our firm and such opinion in such Joint Proxy Statement / Prospectus under the captions entitled “Summary—Opinions of Financial Advisors,” “The Merger—Ticketmaster Entertainment’s Reasons for the Merger,” “The Merger—Background of the Merger” and “The Merger—Opinions of Ticketmaster Entertainment’s Financial Advisor.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the Rules and Regulations promulgated thereunder, and we do not admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

ALLEN & COMPANY LLC

	By:	/s/ Eran Ashany
	Name:	Eran Ashany
	Title:	Managing Director
New York, New York
August 26, 2009